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                                                                    Exhibit 23.3

                         Independent Auditors' Consent

The Board of Directors
Sky Global Networks, Inc.:

      We consent to the use of our report dated March 15, 2000, except for note 24, which is as of May 4, 2000, with respect to the consolidated balance sheets of KirchPayTV GmbH & Co. KGaA and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, partner's and share capital (deficit) and cash flows for each of the years in the two-year period ended December 31, 1999, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                     KPMG Deutsche Treuhand-Gesellschaft
                             Aktiengesellschaft Wirtschaftsprufungsgesellschaft

Munich, Germany
June 15, 2000